KPMG PEAT MARWICK LLP
                                  City Place 11
                             Hartford, CT 06103-4103



                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Webster Financial Corporation:

     We consent to the incorporation by reference in the registration statements (Nos. 33-13244 and 33-38286) on Forms S-8, (No. 333-47269) on Form S-3 and (No.
333-46073) on Form S-4 of Webster Financial Corporation of our report dated January 20, 1998, relating to the consolidated statements of condition of Webster Financial Corporation and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Webster Financial Corporation.

/s/ KPMG Peat Marwick LLP

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Hartford, Connecticut
March, 31, 1998